Exhibit 99.1

ClearPoint Neuro Reports Fourth Quarter and Full Year 2025 Results

Record Revenue and IRRAS Holdings Acquisition Highlight the Company's ‘Fast. Forward.' Strategy

SOLANA BEACH, CA, March 17, 2026 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine, today announced financial results for its fourth quarter and full year ended December 31, 2025.

2025 Full Year and Fourth Quarter Highlights

•
Reported fourth quarter revenue of $10.4 million, including $1.2 million of IRRAflow revenue, representing 34% overall growth and 19% year-over-year organic growth compared with the fourth quarter of 2024;
•
Reported revenue of $37.0 million for the full year 2025, an overall increase of 18% and 14% increase in organic growth over 2024 and signifying the eleventh consecutive year of growth;
•
Completed the acquisition of IRRAS Holdings, Inc., in November 2025 expanding the Company’s portfolio into neurocritical care, and allowing an expanded set of solutions spanning functional neurosurgery, neurocritical care, and intracranial drug delivery;
•
In conjunction with the IRRAS acquisition, entered into an agreement to access an additional $20.0 million in funding under the existing note financing arrangement with Oberland Capital;
•
Received EU MDR Certification for ClearPoint Navigation Software Version 3.0.2, expanding the Company’s latest operating room navigation platform to EU customers;
•
Completed initial development and showcased a prototype of the Company's proprietary robotic neuro-navigation system at the 75th Annual Congress of Neurological Surgeons in Los Angeles in October 2025; and
•
Reported cash and cash equivalents totaling $45.9 million as of December 31, 2025.

“Our Company ended 2025 on a high note with the strongest financial quarter of the year, a newly acquired and commercialized neurocritical care product line, and a genuine excitement regarding our 2026 opportunities,” commented Joe Burnett, President and CEO at ClearPoint Neuro. “We have invested more than $100 million over the past five years to build a strong foundation, made up of four growing product categories, a vetted pipeline of new development programs, an expanded manufacturing footprint, a thoroughly audited quality system, a collection of global regulatory approvals, an expansive IP portfolio, an installed base of more than 150 global centers, and the cash position and investor base to execute on our strategy. Most importantly, through our unique biologics and drug delivery ecosystem, we have attracted more than 60 active biopharma partners, we are currently supporting more than 25 global clinical trials, and more than 10 of our biopharma partner programs have now been accepted to some form of FDA expedited regulatory review. Our Company has never been in a stronger position than we are right now.”

“As we look ahead, we have now entered the next two phases of our growth strategy:”

“The first phase, which we call “Fast. Forward.” is to penetrate an existing $1 billion market opportunity made up of four distinct product segments: 1) pre-commercial drug delivery products and services, 2) neurosurgery navigation and robotics, 3) laser therapy and access, and 4) neurocritical fluid management. We expect all four of these product lines to grow double digits in 2026 through the expansion of our commercial organization, approval of products in new geographies, additional site activations, generation of clinical data, and the execution and launch of new products in our development pipeline.”

“The second phase, which we call “Essential. Everywhere.” is to build a new market that does not yet exist for commercial cell and gene therapy delivery. This is a market in which we believe that the unique ClearPoint Neuro ecosystem will play an essential role. This ecosystem will include brain segmentation tools, predictive drug-delivery modeling, pre-planning and navigation software, frame and robotic delivery options, drug loading and mechanized infusion technologies, an array of cell and gene therapy routes-of-administration, and post procedure quality confirmation software to meticulously track proper delivery. All of these workflow steps will be supported by our talented team of clinical specialists and scientists who will be there in the room, assisting our partners when these new-to-world therapies are first commercialized.”

“For 2026, we now expect revenues to be in the range of $52.0 - $56.0 million. In parallel, we will continue to support our biopharma partners through the global regulatory process, which will generate additive revenue in the years ahead, as we enter the “Essential. Everywhere.” phase.”

Business Outlook

The Company estimates revenue in 2026 to be between $52.0 million and $56.0 million.

Financial Results – Year Ended December 31, 2025

Total revenue was $37.0 million and $31.4 million for the years ended December 31, 2025 and 2024, respectively.

Biologics and drug delivery revenue, which include sales of disposable products and services related to customer-sponsored preclinical and clinical trials utilizing our products, increased 10% to $19.0 million for the year ended December 31, 2025, from $17.3 million for the same period in 2024. This increase is attributable to a $1.7 million of higher product revenue resulting from greater demand for disposables as multiple partners progress in their trials.

Neurosurgery navigation and therapy revenue, which primarily consists of disposable product commercial sales related to cases utilizing the ClearPoint system, increased 44% to $14.8 million during the year ended December 31, 2025, from $10.3 million for the same period in 2024. The increase is driven by an increased customer base, additional revenues due to the IRRAflow product line acquisition completed in November 2025, and higher sales for new offerings of SmartFrame OR, Prism Laser Therapy, and introduction of our 3.0 operating room software, during the year ended December 31, 2025, compared to the same period in 2024.

Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software and related services, decreased 18% to $3.1 million for the year ended December 31, 2025, from $3.8 million for the same period in 2024, due to a decrease in the placements of ClearPoint navigation capital and software and Prism laser units.

The Company achieved a gross margin of 61% on its sales for 2025, and is broadly in line with gross margin of 61% in the same period in 2024.

Operating expenses were $46.9 million for the full year 2025, compared with $38.9 million for 2024, an increase of 21%. The increase was mainly driven by the integration of IRRAS, higher product and software development costs, acquisition-related expenses, professional services fees, and personnel-related expenses, including share-based compensation, as we increased headcount due to the IRRAS acquisition and to fuel the expansion of the research and development, clinical, and support organizations.

Financial Results – Quarter Ended December 31, 2025

Total revenue was $10.4 million for the three months ended December 31, 2025, in comparison to $7.8 million for the three months ended December 31, 2024.

Biologics and drug delivery revenue, which include sales of disposable products and services related to customer-sponsored preclinical and clinical trials utilizing our products, increased 23% to $5.2 million for the three months ended December 31, 2025, from $4.2 million for the same period in 2024. This increase is attributable to $1.1 million of higher product revenue resulting from greater demand for disposables as multiple partners progress in their trials, partially offset by lower service revenue of $0.1 million.

Neurosurgery navigation and therapy revenue, which primarily consists of disposable product commercial sales related to cases utilizing the ClearPoint system, increased 61% to $4.7 million for the three months ended December 31, 2025, from $2.9 million for the same period in 2024. The increase is driven by an increased customer base and additional revenues due to the IRRAflow product line acquisition completed in November 2025, during the three months ended December 31, 2025, compared to the same period in 2024.

Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software and related services, decreased 18% to $0.5 million for the three months ended December 31, 2025, from $0.6 million for the same period in 2024.

The Company achieved a gross margin of 62% on its sales for the three months ended December 31, 2025, and is broadly in line with gross margin of 61% in the same period in 2024.

Operating expenses were $13.4 million for the three months ended December 31, 2025, compared with $10.4 million for the same period in 2024, an increase of 30%. The increase was mainly driven by the acquisition of IRRAS and increased professional services fees.

At December 31, 2025, the Company had cash and cash equivalents totaling $45.9 million as compared to $20.1 million at December 31, 2024, with the increase resulting from the net proceeds of the notes payable and stock offering of $51.4 million, and cash acquired as part of the IRRAS acquisition of $1.1 million, partially offset by the use of $23.9 million in cash for operating activities and $1.9 million in cash paid for taxes related to the net share settlement of equity awards.

Teleconference Information

Investors and analysts are invited to listen to a live broadcast review of the Company's 2025 fourth quarter and full year results on Tuesday, March 17, 2026 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) which may be accessed online here: https://event.choruscall.com/mediaframe/webcast.html?webcastid=XzyAJzOm. Investors and analysts who would like to participate in the conference call via telephone may do so at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until April 16, 2026, by calling (877) 660-6853 or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company's Investor website at https://ir.clearpointneuro.com/.

About ClearPoint Neuro

ClearPoint Neuro is a device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine. The Company uniquely provides both established clinical products as well as preclinical development services for controlled drug and device delivery. The Company’s flagship product, the ClearPoint Neuro Navigation System, has FDA clearance and is CE-marked. ClearPoint Neuro is engaged with healthcare and research centers in North America, Europe, Asia, and South America. The Company is also partnered with the most innovative pharmaceutical/biotech companies, academic centers, and contract research organizations, providing solutions for direct central nervous system delivery of therapeutics in preclinical studies and clinical trials worldwide. To date, thousands of procedures have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements in this press release and in the teleconference referenced above concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance; the market opportunity and rate of sales and revenue growth for the Company’s products and services, including for the Company’s preclinical CRO facility and its products and services, the Company’s neuronavigational products, the IRRAflow Active Fluid Exchange System, and the PRISM Laser Therapy System; the Company’s expectations for achieving key growth drivers for its sales including its ability to expand its commercial organization, receive regulatory approval for its products in new geographies, activate additional customer sites, generate clinical and economic data to support and expand the adoption rate for its products, and its development of new products; the Company’s ability to successfully develop new products for gene and cell therapy delivery, including brain segmentation tools, predictive drug-delivery modeling, new pre-planning and navigation software, frame and robotic delivery options, drug loading and mechanized infusion technologies, cell and gene therapy routes-of-administration, and post procedure quality confirmation software; the adoption of the Company’s products and services for use in the delivery of gene and cell therapies; the regulatory approval and commercialization of cell and gene therapies being developed by the Company’s biotech Partners; and the Company’s expectations for revenues, operating expenses, and management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are based on management’s current expectations and are subject to the risks inherent in the business, which may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the Company’s biotech Partners’ risks related to the ongoing conduct of their clinical studies, including the risk that such trials will be unable to demonstrate data sufficient to support further clinical development or regulatory approval; the risk that more patient data becomes available that results in a different interpretation then the data already released for gene and cell therapies; risks related to interactions with regulatory authorities, which may affect the initiation, timing and progress of clinical trials and pathways to regulatory approval of the biotech Partners’ therapies; the limitation or modification of the FDA’s eligibility and criteria for its expedited review programs with respect to such therapies; the commercialization and acceptance of gene and cell therapies; the

Company’s biotech Partner’s continued use of the Company’s products and services in their delivery of gene and cell therapies; the Company’s ability to maintain its current relationships with its biotech Partners or enter into relationships with new partners; the Company’s ability to continue to build and maintain the infrastructure and personnel needed to allow for widespread adoption of intracranial administration of gene and cell therapies; risks inherent in the research, development, and regulatory approval of the Company’s new products; the future market for preclinical services and products and the investment required to expand such services, which could divert resources from the Company’s other business operations; the possibility that the anticipated benefits of the IRRAS transaction are not realized when expected or at all; the Company’s failure to integrate IRRAS into its business in accordance with expectations; deviations from the expected market potential of the IRRAS products; diversion of management’s attention on the integration of IRRAS into its business; macroeconomic and inflationary conditions; regulatory and policy uncertainty; the introduction of or changes in tariffs, sanctions, or trade barriers; changes in monetary policy; geopolitical trends, such as instability, protectionism and economic nationalism; the Company’s ability to market, commercialize and achieve broader market acceptance for new products and services offered by the Company; the availability of additional funding to support the Company's research and development programs and the expansion of its commercial organization; the ability of the Company to manage the growth of its business; and the Company’s ability to attract and retain its key employees. For a detailed description of the Company’s risks and uncertainties, you are encouraged to review its documents filed with the SEC including the Company’s recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contact:

Investor Relations:

Danilo D’Alessandro, Chief Financial Officer

(888) 287-9109 ext. 3

ir@clearpointneuro.com

CLEARPOINT NEURO, INC.

Consolidated Statements of Operations

(in thousands, except for share and per share data)

	Year Ended December 31,
	2025	2024
Revenue:
Product revenue	$23,859	$18,626
Service and other revenue	13,112	12,764
Total revenue	36,971	31,390
Cost of revenue	14,279	12,268
Gross profit	22,692	19,122
Research and development costs	13,897	12,392
Sales and marketing expenses	16,461	14,478
General and administrative expenses	16,498	11,986
Operating loss	(24,164)	(19,734)
Other income (expense):
Other expense, net	(146)	(40)
Interest income	1,213	1,390
Interest expense	(2,388)	(518)
Net loss before income taxes	(25,485)	(18,902)
Income tax expense	55	12
Net loss	$(25,540)	$(18,914)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.90)	$(0.70)
Weighted average shares outstanding:
Basic and diluted	28,315,254	27,027,692

CLEARPOINT NEURO, INC.

Consolidated Balance Sheets

(in thousands, except for share and per share data)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$45,923	$20,104
Accounts receivable, net	6,549	4,713
Inventory, net	8,359	6,863
Prepaid expenses and other current assets	2,769	1,683
Total current assets	63,600	33,363
Property and equipment, net	2,621	2,005
Operating lease, right-of-use assets	8,430	3,086
Goodwill	7,472	—
Intangible assets, net	13,922	—
Other assets	1,702	735
Total assets	$97,747	$39,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,256	$1,340
Accrued compensation	4,360	4,885
Other accrued liabilities	2,786	1,450
Operating lease liabilities, current portion	694	557
Contract liabilities, current portion	1,669	2,121
Total current liabilities	10,765	10,353

Operating lease liabilities, net of current portion	8,461	3,011
Contract liabilities, net of current portion	581	436
Long-term notes payable, net	49,077	—
Deferred tax liabilities, net	354	—
Other long-term liabilities	489	—
Total liabilities	69,727	13,800
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized at December 31, 2025 and 2024; none issued and outstanding at December 31, 2025 and 2024	—	—
Common stock, $0.01 par value; 90,000,000 shares authorized at December 31, 2025 and 2024; 29,368,760 and 27,617,415 shares issued and outstanding at December 31, 2025 and 2024, respectively	294	276
Additional paid-in capital	238,995	216,483
Shares to be issued	5,641	—
Accumulated deficit	(216,910)	(191,370)
Total stockholders’ equity	28,020	25,389
Total liabilities and stockholders’ equity	$97,747	$39,189

CLEARPOINT NEURO, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(25,540)	$(18,914)
Adjustments to reconcile net loss to net cash flows from operating activities:
Allowance for credit losses (recoveries)	21	(296)
Depreciation and amortization	814	980
Amortization of intangible assets	168	—
Share-based compensation	8,180	6,907
Payment-in-kind interest	908	—
Amortization of debt issuance costs and original issue discounts	83	51
Amortization of lease right of use assets, net of accretion in lease liabilities	1,255	923
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(268)	(1,206)
Inventory, net	(103)	743
Prepaid expenses and other current assets	(397)	262
Other assets	(195)	(39)
Accounts payable and accrued expenses	(7,520)	3,105
Lease liabilities	(1,012)	(869)
Contract liabilities	(319)	(597)
Net cash flows from operating activities	(23,925)	(8,950)
Cash flows from investing activities:
Cash acquired in business combination, net of cash paid	1,137	—
Purchases of property and equipment	(522)	(275)
Net cash flows from investing activities	615	(275)
Cash flows from financing activities:
Proceeds from offerings of common stock, net of offering costs	3,263	16,149
Proceeds from issuance of notes payable, net of financing costs and discount	48,086	—
Repayment of 2020 senior secured convertible note	—	(10,000)
Proceeds from stock option exercises	127	21
Payments for taxes related to net share settlement of equity awards	(1,856)	(424)
Proceeds from issuance of common stock under employee stock purchase plan	559	443
Net cash flows from financing activities	50,179	6,189
Net change in cash, cash equivalents and restricted cash	26,869	(3,036)
Cash, cash equivalents and restricted cash, beginning of year	20,104	23,140
Cash, cash equivalents and restricted cash, end of year	$46,973	$20,104
Cash and cash equivalents	45,923	20,104
Restricted cash included in other current assets and other assets, non-current	1,050	—
Total cash, cash equivalents and restricted cash	$46,973	$20,104
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$69	$62
Interest	$908	$480